Execution Version

Accession Deed
This agreement is made by way of deed on June 16, 2015.
BY the subsidiary of Reynolds Group Holdings Limited party hereto, (the "Acceding Party");
AND IS SUPPLEMENTAL to an English law governed intercreditor agreement (the "Intercreditor Agreement") dated November 15, 2013, and made between, among others, Credit Suisse AG as administrative agent and The Bank of New York Mellon as high-yield noteholders trustee.
IT IS AGREED as follows:

1.	Words and expressions defined in the Intercreditor Agreement shall bear the same meaning herein.

2.	The Acceding Party confirms it has been supplied with a copy of the Intercreditor Agreement.

3.	The Acceding Party covenants with the Parties to be bound by the terms of the Intercreditor Agreement as Subordinated Guarantor.

4.	The Acceding Party shall accede to the Intercreditor Agreement in accordance with the terms thereof.

5.	This agreement and any non-contractual obligations arising out of or in connection with this agreement are governed by, and shall be construed in accordance with, English law.
[signature pages follow]
IN WITNESS whereof this agreement has been duly executed and delivered as a deed on the day and year first above written by the Acceding Party.
SIGNATORIES
Acceding Party

SIGNED by Allen Philip Hugli as Authorised Signatory for and on behalf of BEVERAGE PACKAGING (NEW ZEALAND) LIMITED	/s/ Allen Philip Hugli /s/ Frank Y. Liao_________ Witness Frank Y. Liao___________ Print Name Attorney_______________ Occupation 919 Third Avenue, NY___ Address
Applicable Representative

SIGNED For and on behalf of CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH	/s/ Robert Hetu /s/ Whitney Gaston Name: Robert Hetu Whitney Gaston Title: Authorized Signatory Authorized Signatory